Exhibit 99.1

Neal Goldner

Investor Relations

Marriott Vacations Worldwide Corporation

407.206.6149

Neal.Goldner@mvwc.com

Ed Kinney

Corporate Communications

Marriott Vacations Worldwide Corporation

407.206.6278

Ed.Kinney@mvwc.com

Marriott Vacations Worldwide Updates 2020 Outlook Due to COVID-19

ORLANDO, Fla. – March 18, 2020 – Marriott Vacations Worldwide (NYSE: VAC) today announced it is withdrawing its full-year 2020 outlook due to the impact on travel demand as a result of COVID-19.

In its February 26, 2020 earning release, the Company provided full-year 2020 guidance. Through March 13, first quarter Vacation Ownership sales were up 10% compared to the same period last year. However, given the unprecedented and fluid nature of the situation, including other businesses closing their theme parks and ski resorts, the cancellations of leisure events and the closures of public beaches, as well as other federal, state and local government actions, the Company has begun to see near-term cancellations of owner, exchange and rental reservations at its resort businesses and significant declines in its Vacation Ownership sales. We are therefore withdrawing our guidance until we get a better understanding of the duration of the reduced travel and the impact on our operations.

“We have a strong balance sheet and are focused on offsetting these negative impacts with contingency plans to reduce expenses and defer inventory and corporate capital spending,” said Stephen P. Weisz, president and chief executive officer. “Our thoughts and prayers go out to all those affected by the virus. We are following government guidelines and taking precautionary measures to keep our resorts around the world comfortable and safe for our Owners, Members, guests and associates.”

The Company’s original free cash flow guidance included approximately $425 million of inventory and corporate capital expenditures, only approximately $115 million of which had been spent through the end of February. As a precautionary measure to ensure adequate liquidity for a sustained period, the Company recently drew down the remainder of its $600 million Revolving Credit Facility to increase its cash position and preserve financial flexibility. As a result, the Company currently has cash and cash equivalents of approximately $615 million as well as nearly $140 million of gross vacation ownership notes receivable that it expects to be eligible for securitization under its warehouse facility.

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About Marriott Vacations Worldwide Corporation

Marriott Vacations Worldwide Corporation is a leading global vacation company that offers vacation ownership, exchange, rental and resort and property management, along with related businesses, products and services. The company has a diverse portfolio that includes seven vacation ownership brands. It also includes exchange networks and membership programs, as well as management of other resorts and lodging properties. As a leader and innovator in the vacation industry, the company upholds the highest standards of excellence in serving its customers, investors and associates while maintaining exclusive, long-term relationships with Marriott International, Inc. and Hyatt Hotels Corporation for the development, sales and marketing of vacation ownership products and services. For more information, please visit www.marriottvacationsworldwide.com.